SUMMIT NATIONAL BANK
                          SALARY CONTINUATION AGREEMENT


     THIS AGREEMENT is made this 9th day of September, 1998, by and between Summit National Bank, a national bank located in Greenville, South Carolina (the "Company") and Blaise B. Bettendorf (the "Executive").

                                  INTRODUCTION

     To encourage the Executive to remain an employee of the Company, the Company is willing to provide salary continuation benefits to the Executive. The Company will pay the benefits from its general assets.

                                    AGREEMENT

     The  Executive  and  the  Company  agree  as  follows:

                                    ARTICLE 1
                                   DEFINITIONS

1.1 Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1.1 "Change of Control" A change of control occurs if: (i) any person or entity acting directly or indirectly or through or in concert (other than persons who are presently on the Board of Directors for the Employer) with one or more persons, acquires the power, directly or indirectly, to vote twenty-five (25%) percent or more of any class of voting securities of the Employer; or (ii) the Employer becomes a subsidiary of another corporation or is merged or consolidated into another corporation.

1.1.2     "Code"  means  the  Internal  Revenue  Code  of  1986,  as  amended.

1.1.3 "Disability" means, if the Executive is covered by a Company sponsored disability policy, total disability as defined in such policy without regard to any waiting period. If the Executive is not covered by such a policy, Disability means the Executive suffering a sickness, accident or injury which, in the judgment of a physician satisfactory to the Company, prevents the Executive from performing substantially all of the Executive's normal duties for the Company. As a condition to any benefits, the Company may require the Executive to submit to such physical or mental evaluations and tests as the Company's Board of directors deems appropriate.

1.1.4 "Early Termination" means the Termination of Employment before Normal Retirement Age for reasons other than death, Disability, Termination for Cause or following a Change of Control.

1.1.5 "Early Termination Date" means the month, day and year in which Early Termination occurs.

1.1.6     "Effective  Date"  means  January  1,  1998.

1.1.7 "Normal Retirement Age" means the Executive's sixty-fifth (65th) birthday.

1.1.8 "Normal Retirement Date" means the later of the Normal Retirement Age or Termination of Employment.

1.1.9 "Plan Year" means a twelve-month period commencing on January 1st and ending on December 31st of each year. The initial Plan Year shall commence on the Effective Date of this Agreement.

1.1.10     "Termination  for  Cause"  See  Section  5.2.

1.1.11 "Termination of Employment" means that the Executive ceases to be employed by the Company for any reason whatsoever other than by reason of a leave of absence which is approved by the Company. For purposes of this Agreement, if there is a dispute over the employment status of the Executive or the date of the Executive's Termination of Employment, the Company shall have the sole and absolute right to decide the dispute.

                                    ARTICLE 2
                                LIFETIME BENEFITS

2.1 Normal Retirement Benefit. Upon Termination of Employment on or after the Normal Retirement Age for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.

2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 is twenty-one thousand six hundred and twenty-four dollars ($21,624), increased by two percent (2.0%) each successive Plan Year until Termination of Employment. The Company's Board of Directors, in its sole discretion, may increase the annual benefit under this Section 2.1.1; however, any increase shall require the recalculation of Schedule A.

2.1.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Executive's Normal Retirement Date and continuing for two hundred thirty-nine (239) additional months.

2.2 Early Termination Benefit. Upon Early Termination, the Company shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.

2.2.1 Amount of Benefit. The benefit under this Section 2.2 is the Early Termination Annual Benefit amount set forth in Schedule A of this Agreement for the Plan Year ending immediately prior to the Early Termination Date. Schedule A reflects a percentage vesting of the benefit level beginning with 10% at the end of the first Plan Year and increasing by 10% each Plan Year end thereafter until the benefit level is 100% vested at the end of the tenth Plan Year.

2.2.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Normal Retirement Age and continuing for two hundred thirty-nine (239) additional months.

2.3 Disability Benefit. If the Executive terminates employment due to Disability prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.

2.3.1 Amount of Benefit. The benefit under this Section 2.3 is the Disability Annual Benefit amount set forth in Schedule A of this Agreement for the Plan Year ending immediately prior to the date in which the Termination of Employment occurs.

2.3.2 Payment of Benefit. The Company shall pay the annual benefit amount to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Termination of Employment and continuing for two hundred thirty-nine (239) additional months.

2.4 Change of Control Benefit. Upon Termination of Employment following a Change of Control, the Company shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.


2.4.1 Amount of Benefit. The benefit under this Section 2.4 is the Change of Control Annual Benefit amount set forth in Schedule A of this Agreement for the Plan Year ending immediately prior to the Termination of Employment. Schedule A reflects that the benefit level upon a Change of Control is 100% vested.

2.4.2 Payment of Benefit. The Company shall pay the annual benefit amount to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Normal Retirement Age and continuing for two hundred thirty-nine (239) additional months.

                                    ARTICLE 3
                                 DEATH BENEFITS

3.1 Death During Active Service. If the Executive dies while in the active service of the Company, the Company shall pay to the Executive's beneficiary the benefit described in this Section 3.1. This benefit shall be paid in lieu of the Lifetime Benefits of Article 2.

3.1.1 Amount of Benefit. The annual benefit under this Section 3.1 is the Normal Retirement Benefit amount described in Section 2.1.1 that the Executive would have received had the Executive lived to Normal Retirement Age.

3.1.2 Payment of Benefit. The Company shall pay the annual benefit to the beneficiary in 12 equal monthly installments payable on the first day of each month commencing with the month following the Executive's death and continuing for two hundred thirty-nine (239) additional months.

3.2 Death During Benefit Period. If the Executive dies after the benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive's beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

3.3 Death After Termination of Employment But Before Benefit Payments Commence. If the Executive is entitled to benefit payments under this Agreement, but dies prior to the commencement of said benefit payments, the Company shall make the benefit payments to the Executive's beneficiary that the Executive was entitled to prior to death except that the benefit payments shall commence on the first day of the month following the date of the Executive's death.

                                    ARTICLE 4
                                  BENEFICIARIES

4.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Company during the Executive's lifetime. The Executive's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's estate.

4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person. The Company may require proof of incapacity, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

                                    ARTICLE 5
                               GENERAL LIMITATIONS

Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement:

     5.1 Excess Parachute Payment. To the extent the benefit would create or add to an excise tax under the excess parachute rules of Section 280G of the Code. In such event, the benefit amount payable will be reduced to an amount which will not create or add to such excise tax penalty.

5.2 Termination for Cause. If the Company terminates the Executive's employment for cause, with "cause" being defined under this Agreement to mean either:

5.2.1 Willful failure of the Executive to substantially perform prescribed duties other than as a result of disability; or

5.2.1 The willful engaging in misconduct significantly detrimental to the Employer.

5.3 Competition After Termination of Employment. No benefits shall be payable if, for a period of three years following the Executive's Termination of Employment, the Executive, without the prior written consent of the Company, engages in, directly or indirectly, owning, managing, operating, or being employed by, participates in or is connected in any manner with the ownership, management, and operation of any business similar to that type of business then conducted by the Employer or by any subsidiary for which the Employee is then actively engaged within a 20 mile radius from the Company's main office or a 5 mile radius from any branch office of the Company. This section shall not apply following a Change of Control.

5.4 Suicide or Misstatement. No benefits shall be payable if the Executive commits suicide within two years after the date of this Agreement, or if the Executive has made any material misstatement of fact on any application for life insurance purchased by the Company.

                                    ARTICLE 6
                          CLAIMS AND REVIEW PROCEDURES

6.1 Claims Procedure. The Company shall notify any person or entity that makes a claim against the Agreement (the "Claimant") in writing, within ninety
(90) days of Claimant's written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement. If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Agreement's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period.

6.2 Review Procedure. If the Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within sixty (60) days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Company orally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Company shall notify the Claimant of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another sixty-day period at the election of the Company, but notice of this deferral shall be given to the Claimant.

                                   ARTICLE  7
                           AMENDMENTS AND TERMINATION

This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive.

                                    ARTICLE 8
                                  MISCELLANEOUS

8.1 Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

8.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

8.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

8.4 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term "Company" as used in this Agreement shall be deemed to refer to the successor or survivor company.

8.5 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

8.6 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of South Carolina, except to the extent preempted by the laws of the United States of America.

8.7 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

8.8 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

8.9 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

8.9.1     Interpreting  the  provisions  of  the  Agreement;

8.9.2     Establishing  and revising the method of accounting for the Agreement;

8.9.3     Maintaining  a  record  of  benefit  payments;  and

8.9.4 Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

8.10 Named Fiduciary. For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Company shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

     IN WITNESS WHEREOF, the Executive and a duly authorized Company officer have signed this Agreement.

EXECUTIVE:                            COMPANY:
                                      Summit  National  Bank

 /s/  Blaise  B.  Bettendorf          By:  /s/  J.  Randolph  Potter
                                      Title:  President  and  CEO